Exhibit 99.1

Deltagen Reports Third Quarter 2002 Financial Results

REDWOOD CITY, Calif., Nov. 13 — Deltagen, Inc. today reported financial results for the nine-month period ended September 30, 2002. Revenue for the third quarter of 2002 increased 95% to $4.4 million, compared to $2.3 million for the corresponding quarter of 2001. For the nine-months ended September 30, 2002, revenue increased 74% to $12.9 million from $7.5 million in the 2001 nine-month period.

Results for the quarter ended September 30, 2002 include charges of $26.8 million, or a loss of $0.66 per share, for the impairment of goodwill, intangible assets and fixed assets associated with the company’s strategic business realignment announced in October 2002. The company will record additional charges for severance and other employee related costs, lease related costs and other asset disposal costs related to this realignment in the fourth quarter ending December 31, 2002.

Excluding these impairment charges, costs and expenses for the quarter ended September 30, 2002 were $26.1 million, compared to $17.6 million in the third quarter of 2001. Excluding non-cash charges for depreciation, amortization of intangibles and amortization of unearned stock compensation, costs and expenses for the third quarter of 2002 were $22.7 million compared to $15.5 million in the third quarter of 2001. The increase in costs and expenses was due primarily to investments associated with expansion of the knockout production pipeline, as well as scale-up of the company’s drug discovery programs.

In October 2002, the company announced a business realignment to focus on providing tools, services and targets for the discovery of small molecule drugs to the biopharmaceutical industry while continuing to pursue its internal drug discovery and development in secreted proteins through the support of current and future collaborations. The company expects the implementation of the realignment to reduce cash operating expenses from the current level of $85-90 million per year to approximately $55-60 million in 2003.

Net interest income was $361,000 in the three months ended September 30, 2002, compared to $653,000 million in the prior year third quarter. Excluding the impairment charges, the net loss for the quarter ended September 30, 2002 was $21.4 million, or $0.53 per share, versus a loss of $14.6 million, or $0.50 per share, in the prior year third quarter. Including the impairment charges, the net loss for the quarter ended September 30, 2002 was $48.2 million, or $1.19 per share. At September 30, 2002, cash, cash equivalents, and marketable securities totaled $49.7 million. Subsequent to September 30, 2002, $12.8 million of this cash balance became restricted under the terms of the company’s term loan and certain equipment loan agreements.

“Deltagen has taken the necessary steps in the last few months to reduce our cash burn while maintaining and sharpening our focus on our core competencies. We believe that we have aligned our business strategy to provide greater near term revenue opportunities and we expect to see the benefits of our actions over the coming quarters,” said William Matthews, Ph.D., chairman and chief executive officer at Deltagen.

Recent key accomplishments:

•
Launched DeltaOne(TM). DeltaOne provides companies with the opportunity to access Deltagen’s top-quality mammalian gene knockout models and phenotypic data on a per-gene basis and added Millennium Pharmaceuticals as our first customer.

•	Enacted a strategic business realignment and an immediate action plan to significantly reduce the company’s cash burn rate in 2003 in response to market conditions.

•	Delivered our ninth quarterly release of DeltaBase® to current subscribers, now totaling 562 gene targets.

•
Announced discovery of a novel drug target, designated DT044I, for the potential treatment of inflammatory disorders, including rheumatoid arthritis. DT044I is the fourth drug development target announced from the company’s inflammatory disease program, and the fifth target in total to be announced this year.

•	Filed our 1,000th application with the United States Patent and Trademark Office

Deltagen will hold its third quarter financial results conference call on Wednesday, November 13, 2002 at 4:30 P.M. EST. Domestic callers should call 877-708-7191; international callers should call 706-634-1551. To access the conference call post the live call, interested parties should dial 800-642-1687 or 706-645-9291 and refer to reservation number 6545304. The call will also be available via the internet, www.deltagen.com.

Headquartered in Redwood City, California, Deltagen is a leader in the discovery and development of validated drug targets from the human genome. Deltagen offers a suite of programs designed to enhance the efficiency of drug discovery including access to biological models, validated small molecule targets, as well as its XenoPharm drug metabolism technologies. The company also offers discovery and development opportunities in the field of secreted proteins. Deltagen’s products and programs have been validated by customers and partners such as Eli Lilly & Co., Millennium Pharmaceuticals, Pfizer, GlaxoSmithKline and Merck.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to product and drug development and delivery of DeltaBase quarterly releases, Deltagen’s patents and other intellectual property and the patents and other intellectual property of its subsidiaries, dependence on proprietary technology, uncertainty of market acceptance of the company’s products including DeltaOne and DeltaBase, uncertainty with respect to our chemistry capability and xenobiotic technology, uncertainty related to Deltagen’s ability to raise additional capital to meet our anticipated cash flow requirements, uncertainties related to business opportunities, the receipt of future payments, including milestones and royalties, the continuation of customer relationships, uncertainties related to our strategic business realignment and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

DELTAGEN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	September 30, 2002	December 31, 2001
Assets
Current assets:
Cash, cash equivalents and marketable securities	$49,668	$76,481
Accounts receivable, net	769	2,511
Prepaid expenses and other current assets	3,889	2,207

Total current assets	54,326	81,199

Property, plant and equipment, net	36,606	16,672
Restricted cash	3,838	2,869
Goodwill	—	1,788
Intangible assets, net	6,249	3,479
Other assets	3,725	3,043

Total assets	$104,744	$109,050

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,877	$4,131
Accrued liabilities	7,193	5,864
Current portion of capital lease obligations	21	11
Current portion of loans payable	14,008	2,382
Current portion of deferred revenue	13,838	7,257

Total current liabilities	43,937	19,645

Capital lease obligations, less current portion	9	28
Loans payable, less current portion	2,374	3,059
Other long-term liabilities	990	990
Deferred credit	2,953	—
Deferred revenue, less current portion	2,910	1,657

Total liabilities	53,173	25,379

Stockholders’ equity
Common stock	41	32
Additional paid-in capital	238,615	186,595
Unearned stock-based compensation	(1,018)	(3,019)
Notes receivable from stockholders	(805)	(805)
Accumulated deficit	(185,262)	(99,132)

Total stockholders’ equity	51,571	83,671

Total liabilities and stockholders’ equity	$104,744	$109,050

DELTAGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Contract revenue	$4,409	$2,265	$12,943	$7,451

Costs and expenses:
Research and development (1)	20,821	13,080	58,736	31,688
Selling, general and administrative (1)	5,316	4,472	14,388	12,654
Impairment of goodwill and other assets (2)	26,793	—	26,793	—

Total costs and expenses	52,930	17,552	99,917	44,342

Loss from operations	(48,521)	(15,287)	(86,974)	(36,891)
Interest income	686	915	1,566	3,887
Interest expense	(325)	(262)	(722)	(561)

Net loss	$(48,160)	$(14,634)	$(86,130)	$(33,565)

Net loss per share, basic and diluted	$(1.19)	$(0.50)	$(2.34)	$(1.16)

Weighted average shares used in computing net loss per share, basic and diluted	40,517	29,504	36,865	28,959

(1)
Certain costs and expenses in the nine months ended September 30, 2002 have been reclassified to conform to the presentation in the three months ended September 30, 2002. Non-cash charges include the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Research and development
Depreciation and amortization	$1,680	$641	$4,595	$1,606
Amortization of intangibles	1,292	224	3,203	224
Amortization of unearned stock compensation expense	132	710	844	2,264
Loss on sublease	—	—	—	1,312

Total	3,104	1,575	8,642	5,406

Selling, general and administrative
Depreciation and amortization	247	117	682	266
Amortization of unearned stock compensation expense	128	327	500	742

Total	375	444	1,182	1,008

Total	$3,479	$2,019	$9,824	$6,414

(2)	Includes impairment loss in accordance with SFAS 142 and SFAS 144 as follows (in thousands):

Property and equipment	$10,930
Intangible assets	6,603
Goodwill	9,260

Total	$26,793